Exhibit 99.1

Sage Therapeutics Announces Third Quarter 2017 Financial Results and Provides Pipeline Update

Enrollment completed in both Phase 3 trials of brexanolone in postpartum depression and in the Phase 2 placebo-controlled trial of SAGE-217 in major depressive disorder

Activity in open-label Parkinson’s disease trial and essential tremor trial supports further clinical development

A Phase 1 single ascending dose study for first NMDA program, SAGE-718, successfully completed

Conference call today at 8:00 AM ET

CAMBRIDGE, Mass., November 2, 2017 — Sage Therapeutics, Inc. (NASDAQ: SAGE), a clinical-stage biopharmaceutical company developing novel medicines to treat life-altering central nervous system (CNS) disorders, today reported business highlights and financial results for the third quarter ended September 30, 2017.

“We are on the verge of important data readouts as we move into the last quarter of 2017, and as we continue to make progress in executing on our R&D strategy,” said Jeff Jonas, M.D., Chief Executive Officer of Sage. “Sage has focused on understanding the underlying mechanisms of CNS disorders and developing novel treatments that may address current treatment gaps. We are pleased that our open-label data in Parkinson’s disease and essential tremor demonstrate potential for further development. The upcoming months have the potential to be transformational for Sage as we seek to bring new treatments to patients impacted by life-altering CNS disorders.”

Pipeline Updates:

Sage is advancing a portfolio of novel CNS product candidates targeting the GABA and NMDA receptor systems. Dysfunction in these systems is known to be at the core of numerous psychiatric and neurological disorders. Sage is pursuing a data-driven approach to CNS drug development by employing efficient human proof-of-concept methodology studies both to uncover activity signals and to help understand future trial design, before investing in larger clinical programs.

“Enrollment in our Phase 3 PPD trials and in our Phase 2 placebo-controlled MDD study is complete, and we are excited by the potential opportunity to change patients’ options for treatment of these disorders,” said Steve Kanes, M.D., Ph.D., Chief Medical Officer of Sage. “In addition to data readouts in PPD and MDD, our Phase 2 open-label methodology studies in movement disorders allow us to follow clinical data and take a deliberate and disciplined approach to designing the next Phase 2 studies.”

•	Brexanolone in Postpartum Depression:

•	Sage is currently developing brexanolone in a Phase 3 clinical program as an acute interventional treatment for postpartum depression (PPD), consisting of separate multi-center, double-blind, placebo-controlled, randomized trials in severe PPD patients (202B) and in moderate PPD patients (202C), collectively known as the Hummingbird Study.

•	Sage recently completed enrollment in its Phase 3 Hummingbird clinical program, and currently expects top-line results from the Phase 3 clinical trials of brexanolone in PPD to be the company’s next data readout.

•	SAGE-217 in Major Depressive Disorder:

•	Sage is currently conducting a multi-center, double-blind, placebo-controlled, randomized Phase 2 clinical trial of SAGE-217 in major depressive disorder (MDD).

•	Sage recently completed enrollment in the study, and expects to report top-line results in 4Q 2017.

•	SAGE-217 in Postpartum Depression:

•	Sage is currently conducting a multi-center, double-blind, placebo-controlled, randomized Phase 2 clinical trial of SAGE-217 in severe PPD.

•	Completion of enrollment for the Phase 2 trial is expected in 4Q 2017 with top-line results expected in 1Q 2018.

•	SAGE-217 in Parkinson’s Disease:

•	Sage today announced top-line results from an open-label Phase 2 clinical trial of SAGE-217 in patients with tremor-predominant Parkinson’s disease.

•	Part B of the exploratory study evaluated SAGE-217 as an adjunctive treatment for seven days in 14 tremor-predominant Parkinson’s disease patients who were on stable doses of anti-Parkinsonian agents.

•	SAGE-217 improved tremor symptoms, as assessed by the MDS-UPDRS - Part II/III tremor score, by a mean change of 7.7 points (40.0%) by Day 8 from a mean baseline score of 19.1 points, which was the primary efficacy endpoint in the Part B study.

•	Additional secondary efficacy endpoints were consistent with the primary efficacy endpoint. SAGE-217 improved overall Parkinson’s disease motor symptoms, as assessed by the MDS-UPDRS Part III motor score, by a mean change of 18.6 points (36.3%) by Day 8 from a mean baseline score of 52.4 points.

•	SAGE-217 also improved symptoms of sleep dysfunction in five patients with clear sleep dysfunction at baseline, as assessed by the Parkinson’s Disease Sleep Scale (PDSS-2) score, by a mean change of 12.2 points (41.2%) by Day 8 from a mean baseline score of 29.8 points.

•	Administration of SAGE-217 in the evening was generally well-tolerated with no serious adverse events or discontinuations reported. The most common adverse events were dizziness, sedation, and somnolence, each occurring in two patients.

•	Sage believes the results from this open-label Phase 2 trial support further clinical development, and that the data from this study will provide guidance on methodology, dosing, and design for a future placebo-controlled Phase 2 clinical trial in Parkinson’s disease.

•	SAGE-217 in Essential Tremor:

•	Sage is currently conducting Part C of an exploratory Phase 2 clinical trial of SAGE-217 in essential tremor.

•	Part A was an open-label trial with morning dosing of SAGE-217 for 7 days. Part A enrolled 16 patients diagnosed with essential tremor, defined as visible and persistent bilateral postural tremor and kinetic tremor, involving hands and forearms, with a duration greater than 5 years prior to screening. Part C is an open-label clinical trial that was initiated to study higher doses and extended evening dosing of SAGE-217. As a result of the change in design, enrollment in Parts A and B of the trial was discontinued prior to completion. The Part A data are summarized below.

•	In Part A, SAGE-217 improved tremor symptoms, as assessed by the TETRAS upper limb combined kinetic score, by at least 30% on Day 7 in 8/12 patients (67%) who received SAGE-217 oral capsule in the study for 7 days, which was the pre-established success criteria for moving to the next part of the study.

•	Administration of SAGE-217 in the morning was generally well-tolerated. The most common adverse events were somnolence, dizziness, and sedation. There were no serious adverse events reported in the 14 patients receiving SAGE-217 oral capsule. There was one serious adverse event (confusion) reported in one of the two patients who received oral solution.

•	Top-line results from Part C of the SAGE-217 essential tremor study are expected in 4Q 2017.

•	SAGE-324:

•	Sage is currently evaluating a series of novel GABAA receptor modulators in pre-clinical development, including SAGE-324, a novel, orally-active next-generation positive allosteric modulator of synaptic and extrasynaptic GABAA receptors.

•	SAGE-324 is currently in IND-enabling studies, and is intended to be developed with a focus on orphan epilepsies and indications involving GABA hypofunction.

•	SAGE-718:

•	Sage is also developing novel compounds that target the NMDA receptor. The first product candidate selected for development from this program is SAGE-718, a novel, oral, first-in-class oxysterol-based positive allosteric modulator of the NMDA receptor. Positive modulation of NMDA receptors may have potential in the treatment of a range of neurological disorders associated with a variety of cognitive, neurological and behavioral symptoms.

•	Sage today announced that it recently completed a Phase 1 single-ascending dose study of SAGE-718 in healthy volunteers. The primary objectives of the study were to assess the safety, tolerability, and pharmacokinetics of SAGE-718.

•	SAGE-718 was well-tolerated with no serious adverse events reported in the single ascending dose study.

•	SAGE-718 was administered as an oral solution in four double-blind placebo-controlled cohorts (randomized 6:2) enrolling a total of 32 healthy volunteers. The pharmacokinetics of SAGE-718 were highly predictable with low variability.

•	Based on these results, Sage plans to initiate a Phase 1 multiple ascending dose trial along with further dose finding studies. Sage is also investigating the effects of SAGE-718 on pharmacodynamic biomarkers.

Expected Near-Term Clinical Milestones

•	Top-Line Data Readouts:

•	Phase 3 Hummingbird Study (202B) of brexanolone in severe PPD (4Q 2017)

•	Phase 3 Hummingbird Study (202C) of brexanolone in moderate PPD (4Q 2017)

•	Phase 2 trial of SAGE-217 in MDD (4Q 2017)

•	Part C of Phase 2 trial of SAGE-217 in essential tremor (4Q 2017)

•	Phase 2 trial of SAGE-217 in PPD (1Q 2018)

•	Phase 1 multiple ascending dose trial of SAGE-718 (2H 2018)

Financial Results for the Third Quarter of 2017

•	Cash Position: Cash, cash equivalents, and marketable securities as of September 30, 2017 were $243.5 million, compared with $397.5 million at December 31, 2016.

•	R&D Expenses: Research and development expenses were $58.3 million, including $5.4 million of non-cash stock-based compensation expense, in the third quarter of 2017, compared to $29.1 million, including $2.5 million of non-cash stock-based compensation expense, for the same period of 2016. The increase in R&D expense was primarily due to the Phase 3 clinical development of brexanolone and CMC work in preparation for a potential filing for regulatory approval, the ongoing Phase 2 development of SAGE-217, ongoing early-stage R&D programs and discovery efforts focused on identifying new development candidates and additional indications of interest, and investments in R&D headcount to support the growth in Sage’s pipeline and operations.

•

G&A Expenses: General and administrative expenses were $16.1 million, including $4.3 million of non-cash stock-based compensation expense, in the third quarter of 2017, compared to $9.0 million, including $2.2 million of non-cash stock-based compensation expense, for the same period of 2016. The increase in G&A expenses was primarily due to the increase in personnel-related expenses, professional fees to support expanding operations, costs related to continued preparations for a potential commercial launch, and facilities-related costs to support expanding operations.

•	Net Loss: Net loss was $73.7 million for the third quarter of 2017, compared to a net loss of $37.8 million for the same period of 2016.

Conference Call Information

Sage will host a conference call and webcast today at 8:00 AM ET to discuss its third quarter financial results and recent corporate updates. The live webcast can be accessed on the investor page of Sage’s website at investor.sagerx.com. The conference call can be accessed by dialing 1-866-450-8683 (toll-free domestic) or 1-281-542-4847 (international) and using the conference ID 94558257. A replay of the webcast will be available on Sage’s website approximately two hours after the completion of the event and will be archived for up to 30 days.

About Sage Therapeutics

Sage Therapeutics is a clinical-stage biopharmaceutical company committed to developing novel medicines to transform the lives of patients with life-altering central nervous system (CNS) disorders. Sage has a portfolio of novel product candidates targeting critical CNS receptor systems, GABA and NMDA. Sage’s lead program, a proprietary IV formulation of brexanolone (SAGE-547), is in Phase 3 clinical development for postpartum depression. Sage is developing its next generation modulators, including SAGE-217 and SAGE-718, in various CNS disorders. For more information, please visit www.sagerx.com.

Forward-Looking Statements

Various statements in this release concern Sage’s future expectations, plans and prospects, including without limitation: our expectations regarding development of our product candidates and their potential in the treatment of various CNS disorders; our clinical development plans with respect to clinical development of our product candidates and the anticipated timing of activities; the anticipated availability and announcement of data and results from clinical trials; our plans for evaluation of new indications and new compounds; our expectations regarding a potential regulatory filing and future commercial launch of our proprietary IV formulation of brexanolone, if successfully developed and approved; and the potential for transformative events and our success as a multi-product company. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements, including the risks that: we may not be able to successfully demonstrate the efficacy and safety of our product candidates at each stage of clinical development; success in earlier stage clinical trials or in our non-clinical studies may not be repeated or observed in ongoing or future studies involving the same compound or other product candidates; ongoing and future clinical results and preclinical data may not be positive or support further development of product candidates or may not be sufficient to file for or gain regulatory approval to launch and commercialize any product; decisions or actions of regulatory agencies may affect the initiation, timing, progress and cost of clinical trials, and our ability to proceed with further clinical studies of a product candidate or to obtain marketing approval or may result in restrictions in an approved indication or the need for additional clinical trials, including the risk that regulatory authorities may, despite prior advice, decide that the clinical and non-clinical data from our development programs are not sufficient to support approval; the internal and external costs required for our activities, and to build our organization in connection with such activities, and the resulting use of cash, may be higher than expected, or we may conduct additional clinical trials or pre-clinical studies, or engage in new activities, requiring additional expenditures and using cash more quickly than anticipated; and we may encounter technical and other unexpected hurdles in the development and manufacture of our products which may delay our timing or increase our expenses and use of cash, as well as those risks more fully discussed in the section entitled “Risk Factors” in our most recent Quarterly Report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today, and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Investor Contact:

Paul Cox, Sage Therapeutics

paul.cox@sagerx.com

617-299-8377

Media Contact:

Maureen L. Suda, Suda Communications LLC

maureen.suda@sagerx.com

585-387-9248

Sage Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$134,916	$168,517
Marketable securities	108,535	228,962
Prepaid expenses and other current assets	4,892	5,100

Total current assets	248,343	402,579
Property and equipment and other long-term assets	2,742	1,952

Total assets	$251,085	$404,531

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$13,030	$12,817
Accrued expenses	36,807	22,352

Total current liabilities	49,837	35,169
Other liabilities	1,196	845

Total liabilities	51,033	36,014
Total stockholders’ equity	200,052	368,517

Total liabilities and stockholders’ equity	$251,085	$404,531

Sage Therapeutics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating expenses:
Research and development	$58,286	$29,075	$159,386	$78,752
General and administrative	16,087	8,989	43,320	25,033

Total operating expenses	74,373	38,064	202,706	103,785

Loss from operations	(74,373)	(38,064)	(202,706)	(103,785)
Interest income, net	677	275	2,056	717
Other expense, net	(23)	(7)	(48)	(18)

Net loss	$(73,719)	$(37,796)	$(200,698)	$(103,086)

Net loss per share - basic and diluted	$(1.97)	$(1.15)	$(5.37)	$(3.20)

Weighted average shares outstanding - basic and diluted	37,470,912	32,975,897	37,367,802	32,218,204